Exhibit 99.5

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of February 8, 2017, by and among Banc of California, Inc., a Maryland corporation (the “Company”), PL Capital Advisors, LLC, a Delaware limited liability company (“PL Capital Advisors”) and the other persons and entities listed on Schedule A hereto (collectively and together with other Affiliates of PL Capital Advisors who are or hereafter become beneficial owners of any shares of Common Stock (as defined below), the “PL Capital Group” and each individually, a “Member”) and Richard J. Lashley, in his capacity as the Designee (as defined below). Certain capitalized terms used in this Agreement are defined in Section 10.

WHEREAS, on December 16, 2016, PL Capital Advisors submitted to the Company two nominees, Richard J. Lashley and Thomas O’Neill, for the Company’s Board of Directors (the “Board”);

WHEREAS, as of the date hereof, the PL Capital Group beneficially owns 3,427,219 shares of the issued and outstanding common stock of the Company, par value $0.01 per share (the “Common Stock”);

WHEREAS, a vacancy on the Board currently exists as a result of the resignation of Steven Sugarman from the Board;

WHEREAS, the Board, in exercising its independent judgment and prior to entering into this Agreement, determined that Richard J. Lashley would be highly qualified to serve on the Board due to his expertise in the banking sector; and

WHEREAS, the Company has determined that it is in the best interest of the Company and its stockholders, and the Company and the PL Capital Group have agreed that it is in their mutual interest, to enter into this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.            Board of Directors.  Effective as of the later of (A) February 16, 2017 and (B) such date as the Designee presents evidence satisfactory to the Board of the resolution of his management interlock with MutualFirst Financial, Inc. such that it would be permissible for him to serve on the Board under applicable law and regulations, the Board shall appoint Richard J. Lashley (the “Designee”) to the Board as a Class I director with a term expiring at the 2019 annual meeting of the stockholders of the Company.  The Designee shall also be appointed to the Board of Directors of Banc of California, N.A. (the “Bank”), the Joint Audit Committee of the Company and the Bank, and the Enterprise Risk Committees of the Company and the Bank.  The Designee, upon appointment to the Board, will be subject to the same protections and obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines and policies and will have the same rights and benefits, including (but not limited to) with respect to insurance, indemnification, compensation and fees as are available generally to the other non-executive members of the Board.

2.            Voting.  During the Restricted Period, each Member shall cause, and shall cause its respective Affiliates and associates to cause, all shares of Common Stock or any rights, warrants, options or other securities convertible into or exchangeable for shares of Common Stock or any other securities of the Company for which they have the right to vote, directly or indirectly, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders or at any adjournments or postponements thereof, and to consent in connection with any action by consent in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at any such meeting, (ii) against any stockholder nominations for director that are not approved and recommended by the Board for election at any such meeting and against any proposals or resolutions to remove any member of the Board and (iii) in accordance with the recommendations by the Board on all other proposals of the Board set forth in the Company’s proxy statements.

3.            Standstill. Without the prior written consent of the Board, no Member shall, and each shall cause each of its respective Affiliates, associates and Representatives not to, do any of the following for a period (the “Restricted Period”) commencing on the date hereof and ending on the day after the Company’s 2017 Annual Meeting of Stockholders (provided that nothing in this Section 3 shall limit any actions that may be taken by the Designee acting in its capacity as a director of the Company consistent with his fiduciary duties):

(a)            acquire, offer or agree to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act), through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities which would result in the PL Capital Group (together with any other Person or “group” referred to in this Section 3(a)) owning, controlling or otherwise having any ownership or voting interest in 10% or more of the outstanding shares of common stock of the Company;

(b)            (i) engage, or in any way participate, directly or indirectly, in any “solicitation” (as such term is defined in Rule 14a-1(l) under the Exchange Act) of proxies or consents in any “election contest” with respect to the Company’s directors (regardless of whether it involves the election or removal of directors of the Company), (ii) seek to advise, encourage or influence any Person with respect to the voting of any voting securities of the Company in any “election contest” with respect to the Company’s directors (regardless of whether it involves the election or removal of directors of the Company), (iii) initiate, propose or otherwise “solicit” (as such term is defined in Rule 14a-1(l) under the Exchange Act) stockholders of the Company for the approval of stockholder proposals in connection with the election or removal of directors of the Company, or (iv) induce or attempt to induce any other Person to initiate any such stockholder proposal;

(c)            form, join or in any way participate in a partnership, syndicate, or other group, including without limitation any “group” as defined under Section 13(d)(3) of the Exchange Act, with respect to any voting securities of the Company in connection with any “election contest” with respect to the Company’s directors or any stockholder proposal for consideration at any stockholder meeting except as otherwise expressly provided in this Agreement;

(d)            deposit any Company voting securities in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof, except as expressly set forth in this Agreement;

(e)            seek, alone or in concert with others, (1) to call a meeting of stockholders or solicit consents from stockholders or conduct a nonbinding referendum of stockholders, (2) to obtain representation on the Board except as otherwise expressly provided in this Agreement, (3) to effect the removal of any member of the Board, provided that this shall not pertain to the Designee or his replacement who is a director of the Company, (4) to make or be a proponent of a stockholder proposal at any meeting of the stockholders of the Company, or (5) to amend any provision of the Company’s certificate of incorporation or bylaws or make a request for any stockholder list or other books and records of the Company, whether pursuant to the Maryland General Corporation Law, the Company’s bylaws or otherwise;

(f)            effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings whether or not legally enforceable with any Person), offer or propose to effect, cause or participate in, or in any way assist or facilitate any other Person to effect or seek, offer or propose to effect or participate in, (i) any acquisition of more than 10% of any securities, or any material assets or businesses, of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving more than 10% of any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses, or (iv) make any public statement with respect to a transaction described in the foregoing clauses (i)-(iii);

(g)            enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing; or

(h)            make or in any way advance any request or proposal to amend, modify or waive any provision of this Agreement other than in a nonpublic and confidential manner and which nonpublic and confidential request could not reasonably be expected by the Company to require public disclosure by any party hereto.

4.            Expenses.. Within ten (10) business days of execution of this Agreement, the Company will reimburse the PL Capital Group One Hundred Fifty Thousand Dollars ($150,000) for its legal fees and expenses incurred in connection with its investment in the Company.

5.            Confidentiality.  Each Member acknowledges that information concerning the business and affairs of the Company (“Confidential Information”) may be disclosed to the PL Capital Group by the Company or its subsidiaries, or by the Company’s or its subsidiaries’ directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors (collectively, “Representatives”). Each Member agrees that the Confidential Information will be kept confidential and that the Members and their Representatives will not disclose any of the Confidential Information in any manner whatsoever without the specific prior written consent of the Company unless disclosure is required by applicable laws, regulations or valid legal process; provided, however, that the term “Confidential Information” shall not include information that (a) was in or enters the public domain, or was or becomes generally available to the public, other than as a result of disclosure by any Member or any Representative thereof or (b) was independently acquired by the Member without violating any of the obligations of any Member, the PL Capital Group or their Representatives under this Agreement or any other confidentiality agreement, or under any other contractual, legal, fiduciary or binding obligation of any Member or any of their Representatives. Each Member agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information, to accept responsibility for any breach of this Section 5 by any Representatives of any Members, including taking all reasonable measures (including but not limited to court proceedings) to restrain Representatives from prohibited or unauthorized disclosures or uses of the Confidential Information.

6.            Covenant Not to Sue.  During the Restricted Period, the PL Capital Group and each of their Affiliates, associates and Representatives on the one hand, and the Company and each of its Affiliates, associates and Representatives on the other hand, agrees not to sue or otherwise commence or continue in any manner, directly or indirectly, any suit, claim, action, right or cause of action in any court against the other; provided, however, that no party hereto shall be prohibited from enforcing its rights under and pursuant to this Agreement.

7.            Non-Disparagement.  During the Restricted Period, no Member shall, and each shall cause each of its respective Affiliates, associates and Representatives not to disparage the Company, stockholders, current or former officers and directors of the Company or its subsidiaries in any way, including, but not limited to, its name, business reputation, Board decisions or business practices, except for truthful factual statements as may be required by law, regulation or valid legal process. The PL Capital Group and the Company agree not to, and to cause their associates, Affiliates and Representatives not to, make any public comments or statements to the press, employees and stockholders of the Company if such statement or comment is disparaging to the other party, except for truthful statements as may be required by law, regulation or valid legal process.

8.            Press Release and Other Public Disclosures.

(a)            As soon as practicable on or after the date hereof and no later than one business day following the date of this Agreement, the Company shall announce this Agreement and the material terms hereof by means of a press release in the form attached hereto as Exhibit A (the “Mutual Press Release”).  Prior to the issuance of the Mutual Press Release, none of the parties shall issue any press release, public announcement or other public statement (including, without limitation, in any filing required under the Exchange Act) regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party. None of the parties hereto shall make any public statements (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange) that are inconsistent with, or otherwise contrary to, the statements in the Mutual Press Release or the terms of this Agreement.

(b)            No later than two business days following the date of this Agreement, PL Capital Group shall file with the SEC an amendment to their Schedule 13D in compliance with Section 13 of the Exchange Act reporting their entry into this Agreement, disclosing applicable items to conform to their obligations hereunder and appending this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the Mutual Press Release and the terms of this Agreement. The PL Capital Group shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

(c)            No later than two business days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement and the Mutual Press Release as exhibits thereto (the “Form 8-K”). The Form 8-K shall be consistent with the Mutual Press Release and the terms of this Agreement. The Company shall provide PL Capital Advisors and its Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of PL Capital Advisors.

9.            Representations and Warranties.

(a)            Each Member, on behalf of herself, himself or itself, as applicable, represents and warrants that (a) such Member has the power and authority to execute and deliver this Agreement and to perform all its obligations and consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by such Member, constitutes a valid and binding obligation and agreement of such Member and is enforceable against such Member in accordance with its terms.

(b)            The Company hereby represents and warrants that (a) it has the power and authority to execute and deliver this Agreement and to perform all its obligations and consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

10.            Definitions.

(a)            “Affiliate” and “associate” have the respective meanings set forth in Rule 12b-2 under the Exchange Act.

(b)            “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(c)            “Person” means any individual, partnership, corporation, limited liability company, or other entity, group, syndicate, trust, government or agency thereof, or any other association or entity.

(d)            “Third Party” means any Person that is not a party to this Agreement, a director or officer of the Company, or legal counsel to any party to this Agreement.

11.            Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt, (b) upon sending if sent by email to the email addresses below and the appropriate confirmation is received, (c) one day after being sent by nationally recognized overnight carrier to the addresses set forth below or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: Banc of California, Inc. 18500 Von Karman Avenue, Suite 1100 Irvine, California, 92612 Attention: John C. Grosvenor, General Counsel Email: John.Grosvenor@bancofcal.com
With copies to:

Morrison & Foerster LLP
707 Wilshire Blvd
Los Angeles, CA 90017
Attention: Henry M. Fields, Esq.
Email: Hfields@mofo.com

and

Morrison & Foerster LLP
250 W 55th St
New York, NY 10019
Attention: Spencer D. Klein, Esq.
Email: SpencerKlein@mofo.com

If to the PL Capital Group or any Member: PL Capital Advisors, LLC 67 Park Place East, Suite 675 Morristown, NJ 07960 Attention: Richard J. Lashley Email: rlashley@plcapitalllc.com	With a copy to: Foley & Lardner LLP 321 North Clark Street, Suite 2800 Chicago, IL 60654 Attention: Phillip M. Goldberg, Esq. Email: pgoldberg@foley.com

12.            Assignments. This Agreement shall not be assignable by operation of law or otherwise by any Member without the consent of the Company. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and assigns of each party to this Agreement.

13.            Remedies. Each of the Members, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that the Members, on the one hand, and the Company, on the other hand, shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity.

14.            Governing Law. The performance, construction and enforcement of this Agreement and the documents executed in connection with this Agreement shall be governed by the laws of the State of Maryland, notwithstanding any choice of law or conflicts of law rule that would otherwise dictate the application of the law of a different jurisdiction. The parties agree that any action or proceeding in respect of any claim arising out of or related to this Agreement shall be brought exclusively in a federal or state court located in the State of Maryland (the “Chosen Court”) and (i) hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Chosen Court for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, (ii) waive any objection to laying venue in any such action or proceeding in the Chosen Court and (iii) waive any objection that the Chosen Court are an inconvenient forum or lack jurisdiction.

15.            No Waiver. Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

16.            Amendments; Counterparts. Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party hereto. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Signatures to this Agreement transmitted, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

17.            No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not intended to and does not confer any rights on, and is not enforceable by, any other Persons.

18.            Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

BANC OF CALIFORNIA, INC.

By: /s/ Robert Sznewajs
Name: Robert Sznewajs
Title: Chair of the Board of Directors

FINANCIAL EDGE FUND, L.P.
By: PL CAPITAL, LLC
General Partner

/s/ John W. Palmer
By: John W. Palmer
Managing Member

/s/ Richard J. Lashley
By: Richard J. Lashley
Managing Member

FINANCIAL EDGE-STRATEGIC FUND, L.P.
By: PL CAPITAL, LLC
General Partner

/s/ John W. Palmer

By: John W. Palmer
Managing Member

/s/ Richard J. Lashley
By: Richard J. Lashley
Managing Member

PL CAPITAL PLUS FUND, LP
By:  PL CAPITAL PLUS , LLC
General Partner

/s/ John W. Palmer
By: John W. Palmer
Managing Member

/s/ Richard J. Lashley
By: Richard J. Lashley
Managing Member

PL CAPITAL/FOCUSED FUND, L.P.
By: PL CAPITAL, LLC
General Partner

/s/ John W. Palmer
By: John W. Palmer
Managing Member

/s/ Richard J. Lashley
By: Richard J. Lashley
Managing Member

GOODBODY/PL CAPITAL, L.P.
By: GOODBODY/PL CAPITAL, LLC
General Partner

/s/ John W. Palmer
By: John W. Palmer
Managing Member

/s/ Richard J. Lashley
By: Richard J. Lashley
Managing Member

GOODBODY/PL CAPITAL, LLC

/s/ John W. Palmer
By: John W. Palmer
Managing Member

/s/ Richard J. Lashley
By: Richard J. Lashley
Managing Member

PL CAPITAL ADVISORS, LLC

/s/ John W. Palmer
By: John W. Palmer
Managing Member

/s/ Richard J. Lashley
By: Richard J. Lashley
Managing Member

PL CAPITAL, LLC

/s/ John W. Palmer
By: John W. Palmer
Managing Member

/s/ Richard J. Lashley
By: Richard J. Lashley
Managing Member

PL CAPITAL PLUS, LLC

/s/ John W. Palmer
By: John W. Palmer
Managing Member

/s/ Richard J. Lashley
By: Richard J. Lashley
Managing Member

/s/ John W. Palmer
John W. Palmer

/s/ Richard J. Lashley
Richard J. Lashley

Schedule A1

•	Financial Edge Fund, L.P., a Delaware limited partnership;
•	Financial Edge-Strategic Fund, L.P., a Delaware limited partnership;
•	PL Capital/Focused Fund, L.P., a Delaware limited partnership;
•	Goodbody/PL Capital, L.P., a Delaware limited partnership;
•	PL Capital Plus Fund, L.P., a Delaware limited partnership:
•	PL Capital Plus, LLC, a Delaware limited liability company;
•	Goodbody/PL Capital, LLC, a Delaware limited liability company;
•	PL Capital Advisors, LLC, a Delaware limited liability company;
•	PL Capital, LLC, a Delaware limited liability company;
•	John W. Palmer, an individual; and
•	Richard J. Lashley, an individual.

Exhibit A
Mutual Press Release

Richard Lashley Appointed to Banc of California Board of Directors

•	Lashley brings significant banking, financial and strategic expertise to Board

•	Director compensation reviewed and revised

•	Board approves certain enhancements to corporate governance policies

IRVINE, Calif., (February 8, 2017) — Banc of California, Inc. (the “Company”) (NYSE: BANC) today announced that Richard Lashley has been appointed to its Board of Directors (the “Board”). Mr. Lashley also has been appointed as a director of Banc of California, N.A., the Company’s subsidiary bank (the “Bank”).

Mr. Lashley will fill the Director vacancy created by the resignation of Steven Sugarman on January 23, 2017. His term will expire at the Company’s 2019 Annual Meeting of Stockholders. Mr. Lashley also has been appointed as a member of the Company’s and Bank’s Joint Audit Committee and their Enterprise Risk Committees. Mr. Lashley’s appointment to the Board is expected to become effective February 16, 2017.

Mr. Lashley is a co-founder of PL Capital Advisors, LLC, which beneficially owns approximately 6.9% of the Company’s voting common shares. Mr. Lashley previously served as Director of KPMG Financial Services — Capital Strategies Group, a national corporate finance practice providing merger and acquisition advisory services to thrifts, banks, mortgage companies and other financial services companies.

Robert D. Sznewajs, Chairman of the Board, said, “The addition of Mr. Lashley to the Board is consistent with our commitment to carefully consider constructive input from our stockholders. Mr. Lashley brings a wealth of expertise in the banking industry and corporate governance, and we are confident he will help us further our focus on the Company’s financial performance and profitability in order to enhance stockholder value.”

Mr. Lashley stated, “I look forward to continuing the collaborative and solutions-focused spirit with which PL Capital and the Board approached our discussions, and to leveraging my background and industry knowledge to help the Company meet its strategic goals and drive stockholder value.”

Cooperation Agreement

In connection with the appointment of Mr. Lashley to the Board, PL Capital Advisors and its affiliates have entered into a Cooperation Agreement with the Company, in which they have agreed, among other matters, for a period of time commencing from the date of the Cooperation Agreement through the first day following the Company’s 2017 annual meeting of stockholders, to vote their shares of Company stock (i) in favor of the Company’s slate of directors, (ii) against any stockholder’s nominations for directors not approved and recommended by the Board and against any proposals or resolutions to remove any director and (iii) in accordance with the recommendations by the Board on all other proposals of the Board set forth in the Company’s proxy statement. In addition, during the same period, PL Capital Advisors and its affiliates have agreed not to acquire additional shares of the Company that would result in PL Capital Advisors and its affiliates owning 10% or more of the Company’s outstanding voting common shares; not to engage in proxy solicitations in an election contest; not to subject any shares to any voting arrangements except as expressly provided in the Cooperation Agreement; not to make or be a proponent of a stockholder proposal; not to seek or call a meeting of stockholders or solicit consents from stockholders; not to seek to obtain representation on the Board, except as otherwise expressly provided in the Cooperation Agreement; not to seek to remove any director from the Board; not to seek to amend any provision of the governing documents of the Company, or propose or participate in certain extraordinary corporate transactions involving the Company.

18500 Von Karman Ave. • Suite 1100 • Irvine, CA • 92612 (949) 236-5250 • www.bancofcal.com

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, which will be included as an exhibit to a Current Report on Form 8-K filed by the Company today.

Halle Benett Wishes to Stand for Re-Election to the Board

As the Company reported on February 7, 2017, the Company previously reported in a Current Report on Form 8-K filed on December 27, 2016, that Halle J. Benett informed the Company and the Bank of his decision not to stand for re-election as a director of the Company at the 2017 Annual Meeting of Stockholders of the Company or as a director of the Bank at the 2017 annual meeting of the sole stockholder of the Bank. On February 1, 2017, Mr. Benett advised the Company and the Bank that he has reconsidered this decision, and wishes to stand for re-election. It is expected that the Boards of Directors of the Company and the Bank and the Joint Nominating and Corporate Governance Committee of the Boards will consider this development in connection with selecting the Boards’ nominees for the 2017 Annual Meeting of Stockholders of the Company and the 2017 annual meeting of the sole stockholder of the Bank.

Changes to Board Compensation

In connection with the changes to the Board composition, the Board engaged a compensation consultant to undertake a review of its director compensation policies. The Board announced it has revised director compensation, effective immediately, to consist of the components of compensation for non-employee directors of the Company and the Bank as described in the Current Report on Form 8-K filed by the Company today.

Enhancements to Corporate Governance

As announced on January 23, 2017, the Board is committed to continuing its efforts to enhance its overall corporate governance. The Board has approved a new policy on Outside Business Activities which tightens the controls on outside business activities of officers and employees of the Company and requires non-employee directors to refrain from engaging in outside business activities that create an actual or apparent conflict of interest. The Company previously announced that it was in the process of preparing a more rigorous policy to govern the review and approval of related party transactions and the Board has adopted a Related Party Transaction Policy restricting transactions with related parties in the future.

In addition, the Board has revised the stock ownership guidelines to increase the amount of stock or stock equivalents that each non-employee director must hold from three times the then-current annual cash base retainer to five times the then-current annual cash base retainer, by the end of the fifth fiscal year following their appointment to the Board, with incumbent directors required to meet the increased stock ownership requirements within three years of the adoption of the new guidelines.

Bylaw Amendments

The Company also announced an amendment to the Company’s bylaws in order to facilitate the calling of special Board meetings by lowering the number of directors, other than the Chair of the Board, who can call a special meeting from one-third of the directors to two or more directors. This amendment is effective immediately. A copy of the bylaw amendment is included as an exhibit to a Current Report on Form 8-K filed by the Company today.

About Richard J. Lashley

Mr. Lashley is a principal of PL Capital Advisors, LLC, an investment firm specializing in the banking industry. Prior to co-founding PL Capital in 1996, Mr. Lashley was employed by KPMG, where he developed a specialization providing professional accounting and consulting services to numerous thrifts, banks and mortgage companies nationwide. In 1991, he was selected to be the Assistant to the National Industry Director of KPMG’s U.S. Banking and Finance practice. In 1993, Mr. Lashley was promoted to the position of Director, KPMG Financial Services — Capital Strategies Group, a corporate finance practice providing merger and acquisition advisory services to banks, thrifts, mortgage companies and other financial services companies nationwide.

Mr. Lashley has significant prior experience as a board member of numerous banks and thrifts throughout the U.S.

He received a Bachelor of Science Degree in Business Administration from Oswego State University in 1980 and an MBA degree in Accounting from Rutgers University in 1984. Mr. Lashley is a Certified Public Accountant (CPA) in New Jersey (status inactive).

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse businesses, entrepreneurs and communities. Banc of California operates over 100 offices in California and the West. The Company was recently recognized by Forbes for the second straight year as one of the 100 Best Banks in America for 2017.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:
Banc of California, Inc.	Abernathy MacGregor
Timothy Sedabres, (855) 361-2262	Ian Campbell / Joe Hixson / Kristin Cole (213) 630-6550 idc@abmac.com / jrh@abmac.com / kec@abmac.com